UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   MASON, JAMES L
   WLR FOODS, INC.
   POST OFFICE BOX 7000
   BROADWAY, VA  22815
   USA
2. Issuer Name and Ticker or Trading Symbol
   WLR FOODS, INC.
   WLRF
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   MARCH 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) (X) Other (specify below)
   EXECUTIVE VP OF WLR FOODS, INC. AND  PRESIDENT OF WAMPLER FOODS, INC.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |03/20/|G   | |33,990            |D  |N/A        |40,736             |D     |                           |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/20/|G   | |33,990            |A  |N/A        |36,066*            |I     |Wife's                     |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |03/20/|J   | |3,734.322**       |D  |N/A        |3,734.322*         |I     |Custodian                  |
                           |98    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |36,972*            |I     |Unitrust                   |
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Common Stock               |03/20/|J   | |3,734.322**       |A  |N/A        |3,734.322*         |I     |Daughter Living at Home    |
                           |98    |    | |                  |   |           |                   |      |                           |
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**Daughter over 18 years ol|      |    | |                  |   |           |                   |      |                           |
d.                         |      |    | |                  |   |           |                   |      |                           |
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Totals at the end of month |      |    | |                  |   |           |                   |      |                           |
include any dividend reinve|      |    | |                  |   |           |                   |      |                           |
stments,                   |      |    | |                  |   |           |                   |      |                           |
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employee stock purchases, a|      |    | |                  |   |           |                   |      |                           |
nd stock dividends         |      |    | |                  |   |           |                   |      |                           |
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*Beneficial ownerhip expres|      |    | |                  |   |           |                   |      |                           |
sly disclaimed.            |      |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) Exerciseable in increments of 33 1/3 after 1, 2, & 3 years from transaction date.
(b) Stock options granted under WLR Foods, Inc. long-term incentive plan.
Number of derivative securities at the end of month exclude expired employee stock options.
SIGNATURE OF REPORTING PERSON
/s/ Elizabeth A. McLean
DATE
April 9, 1998